Exhibit 10.1

NANOVIRICIDES, INC.

DIRECTOR RETAINER AGREEMENT

THIS DIRECTOR RETAINER AGREEMENT (“Agreement”) is entered into by and between NanoViricides, Inc., a Nevada corporation (“Corporation”) and James Sapirstein (“Director”) as of October ____, 2018.

WHEREAS, Director has been duly appointed to the Corporation’s Board of Directors to be elected as a Director at the Corporation’s Annual Meeting of Stockholders, in accordance with the Corporation’s bylaws; and

WHEREAS, the Corporation wishes to compensate Director as consideration for his expected service as a director;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Services Provided.

Director agrees, subject to Director’s continued status as a director as determined by the Board of Directors of the Corporation (“Board”) and its stockholders (if applicable), to serve as a member of the Board and, subject to Director’s election thereto, as a member of one or more of the Governance Committees of the Board of Directors (heretofore, each a “Committee”), and to provide those services (“Services”) required of a director and Committee member under the Corporation’s certificate of incorporation and bylaws (“Charter and Bylaws”), as both may be amended from time to time, and under the corporate law of the State of Nevada, the federal securities laws and other state and federal laws and regulations, as applicable.

The Board of Directors currently has (1) Audit Committee, (2) Governance Committee, (3) Compensation Committee, (4) Nominating Committee, and (5) Executive Committee. The Board has also adopted a “Code of Conduct” for the Board and the Company. SEE EXHIBIT A

2.	Nature of Relationship.

Director is an independent contractor and will not be deemed an employee of the Corporation for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise. Except as authorized by the Board of Directors or the Corporation’s Charter and Bylaws, or as allowed by law, Director shall not represent himself/herself as an agent of the Corporation or enter into any agreement or incur any obligations on the Corporation’s behalf. This Agreement shall not be deemed an employment contract between the Corporation (or any of its subsidiaries or related companies) and Director. Director specifically acknowledges that the term of service provided by this Agreement is set forth in Section 7 below.

3.	Corporation Information.

The Corporation will supply to Director, at the Corporation’s expense:

a.       Periodic briefings on the business and operations of the Corporation;

b.       “Director packages” (which will include but will not be limited to, for example, meeting agendas and Corporation reports) for each Board and Committee meeting, at a reasonable time before each meeting;

c.       Copies of minutes of all Stockholders’, Directors’ and Committee meetings;

d.       Any other materials that are required under the Charter and Bylaws or the charter of any Committee on which the Director serves; and

e.       Any other materials that may, in the reasonable judgment of Corporation, be necessary for performing the Services.

4.	Representations, Warrantees and Covenants of Director.

4.1        Director agrees to provide complete and accurate information and to permit Corporation to perform a full background investigation. Accordingly, Director represents and warrants that the information provided to the Corporation regarding Director’s experience, background and expertise is truthful, accurate and complete.

4.2        Director represents and warrants that the performance of the Services will not violate any agreement to which Director is a party, compromise any rights or trust between any other party and Director, or create a conflict of interest.

4.3        Director agrees not to enter into any agreement during the term of this Agreement that will create a conflict of interest with this Agreement.

4.4        Director agrees to comply with all applicable state and federal laws and regulations, including Section 10 and Section 16 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

4.5        Director further agrees to comply with all Nevada and Security and Exchange Commission laws and regulations applicable to non-public corporations, and the rules promulgated thereunder.

5.	Compensation.

5.1       SEE EXHIBIT B

6.	Indemnification and Insurance.

6.1        The Corporation has previously executed, or shall execute concurrently with the execution of this Agreement, an Indemnity Agreement with Director substantially in the form attached hereto as Exhibit C.

6.2        In addition, the Corporation shall, at its expense and immediately upon execution of this Agreement, cause Director to be covered as an insured under a Directors’ and Officers’ Liability Insurance policy commercially reasonable as to coverage limitation and amounts, taking into account the Corporation’s business and stage of development. The Corporation currently maintains directors’ and officer’s insurance policy with a $5,000,000.00 policy limit.

7.	Term and Termination.

7.1        This Agreement shall be effective beginning on the date hereof and continuing until the last day of Director’s current term as a director of the Corporation, unless earlier terminated as provided in this Section. This Agreement shall automatically renew upon the date of Director’s reelection as a director of the Corporation.

7.2        The term of service as a Director under this Agreement shall begin upon election at a special meeting called for that purpose. The Bylaws of the Corporation provide for staggered voting for the Board of Directors. For purposes of staggered voting, the Board is divided into three Classes. The Director will be appointed as a Class II Director and the 2-year term of the director’s service shall continue until the Corporation’s 2020 fiscal year Annual Meeting of Shareholders as specified in the bylaws of the Corporation, unless earlier terminated as provided in this Section. Thereafter, at the fiscal year 2020 Annual Meeting of Shareholders and subsequent Annual Shareholder’s Meetings, the Director may stand for re-election for additional terms of two years.

7.3        Director may at any time, and for any reason, resign from said position with such resignation being subject to any other continuing contractual obligation herein or any obligation imposed by operation of law.

7.4        Director may be removed from the Board or any Committee, with or without cause, in accordance with the Charter and Bylaws of the Corporation.

7.5        This Agreement shall automatically terminate upon the death or disability of Director or upon his resignation or removal from the Board. For purposes of this Section, “disability” shall mean the inability of Director to perform the Services for a period of at least fifteen (15) consecutive days.

7.6        In the event of any termination of this Agreement, Director agrees to return any materials received from the Corporation pursuant to Section 3 of this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. Director agrees that the Corporation has the right of injunctive relief to enforce this provision.

7.7        Upon termination of this Agreement, the Corporation shall promptly pay Director all unpaid compensation due, pursuant to Section 5 above, and expense reimbursements incurred, if any, as of the date of termination, upon receipt of reasonable documentation.

8.	Proprietary Information, Inventions and Non-Competition.

Director shall, concurrently with the execution of this Agreement, enter into a Proprietary Information, Inventions and Non-Competition Agreement with the Corporation substantially in the form attached hereto as Exhibit D.

9.	Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

10.	General.

10.1        Governing Law and Venue. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of laws rules. The Corporation and Director hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the State of Connecticut (the “Connecticut Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Connecticut Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Connecticut, irrevocably as its agent in the State of Connecticut as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Connecticut, (iv) waive any objection to the laying of venue of any such action or proceeding in the Connecticut Court and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Connecticut Court has been brought in an improper or inconvenient forum.

10.2        Notices. All notices and other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by overnight courier or e-mail to:

Corporation:

    NanoViricides, Inc.

    1 Controls Drive

    Shelton, CT 06484

    Attn: Harry Schochat, Esq., Corporate Counsel

    e-mail: harry@harryschochat.com

or to any other address as may have been furnished to Director by the Company.

Director:

    James Sapirstein

    [_______________________]

    [_______________________]

    Fax: ___________________

    e-mail: jesapirstein@gmail.com

10.3        Severability. In the event that any provision of this Agreement is held to be unenforceable under applicable law, this Agreement will continue in full force and effect without such provision and will be enforceable in accordance with its terms.

10.4        Survival of Obligations. Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, Corporation’s obligation to make any fees and expense payments) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

10.5        Entire Agreement. This Agreement, along with the Exhibits referenced herein that may be previously or contemporaneously executed, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements and understanding other than this Agreement relating to the subject matter hereof.

10.6        Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

10.7        Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.

[The remainder of this page has been intentionally left blank. Signature page(s) to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written:

NANOVIRICIDES, INC.

By: ________________________

Name:	Anil R. Diwan
Title:	President and Chairman of the Board of Directors

DIRECTOR APPOINTEE:

By:

Name: James Sapirstein

Address: [___________________]

  ___________________